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                                                                   Exhibit 10.65

                         UNITED STATES BANKRUPTCY COURT
                              DISTRICT OF DELAWARE

In re                                  :
                                       :   Jointly Administered
BORDEN CHEMICALS AND                   :   Case No. 01-1268 (PJW)
PLASTICS OPERATING LIMITED             :
PARTNERSHIP, a Delaware limited        :
partnership, et al.,                   :
                                       :   Chapter 11
                       Debtors.
                                       :

            ORDER (A) APPROVING AMENDED PURCHASE AND SALE AGREEMENT;
              (B) AUTHORIZING SALE OF CERTAIN REAL PROPERTY LOCATED
             IN ASCENSION PARISH, LOUISIANA FREE AND CLEAR OF LIENS,
            CLAIMS AND ENCUMBRANCES; AND (C) GRANTING RELATED RELIEF

                  This matter coming before the Court on the Motion of Debtors and Debtors in Possession for an Order (A) Approving Purchase and Sale Agreement; (B) Authorizing Sale of Certain Real Property Located in Ascension Parish, Louisiana Free and Clear of Liens, Claims and Encumbrances; and (C) Granting Related Relief (as the requested relief was amended based on the outcome of the auction held on September 23, 2002, the "Sale Motion"), filed by the above-captioned debtors and debtors in possession (collectively, the "Debtors"); the Court having (a) reviewed the Sale Motion, the underlying Purchase and Sale Agreement, as amended based on the outcome of the auction held on September 23, 2002 (the "Agreement") by and among the Debtors and L. J. Grezaffi d/b/a L.J.G. Land Company (the "Purchaser"), and all pleadings and other filed documents relating thereto and (b) heard the statements of counsel regarding the relief requested in the Sale Motion at a hearing before the Court (the "Sale Hearing"); the Court finding that: (a) the Court has jurisdiction over this matter pursuant to 28 U.S.C. Sections 157 and 1334; (b) this is a core proceeding pursuant to 28 U.S.C. Section 157(b)(2); (c) notice of the Sale Motion and the Sale Hearing was sufficient under the circumstances;

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(d) the Debtors' sale of the Real Property/1/ pursuant to the Agreement, free and clear of liens, claims, encumbrances, pledges and security interests of any kind (collectively, "Property Interests"), is allowable under section 363 of the Bankruptcy Code, is a sound exercise of the Debtors' business judgment and is in the best interests of the Debtors' estates; (e) the Debtors and the Purchaser have acted in "good faith" as defined by section 363(m) of the Bankruptcy Code;
(f) the Debtors have marketed the Real Property and conducted the sale process in compliance with the Bid Procedures (as defined in the Sale Motion); and (g) the Sale is within the scope of section 1146(c) of the Bankruptcy Code; the Court having determined that the legal and factual bases set forth in the Sale Motion and at the Sale Hearing establish just cause for the relief granted herein;

                  IT IS HEREBY ORDERED THAT:

                  1.      The Sale Motion is GRANTED as set forth below.

                  2. The Agreement is approved in all respects, and the Debtors are authorized to enter into and perform their obligations under the Agreement.

                  3. The Debtors are authorized to sell the Real Property, on the terms described in the Sale Motion and the Agreement, under sections 363(b) and (f) of the Bankruptcy Code.

                  4. At Closing, the Real Property shall be sold and transferred free and clear of all Property Interests, with the exception of the Permitted Exceptions/2/, with any Tax Liens

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/1/  Capitalized terms not defined herein have the meanings ascribed to them in the Sale Motion or in the Agreement.

/2/ Provided, however, based on the agreements and waivers made by the Purchaser as part of his successful bid at the auction held on September 23, 2002, the term "Permitted Exceptions" includes any restriction on the Real Property which would prohibit the use thereof for residential purposes.

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attaching to the proceeds of sale to the same extent and with the same priority as each such Tax Lien now attaches to or affects the Real Property, subject to the Court's power to determine the validity, extent and priority of any such Tax Liens, and subject to any claims and defenses the Debtors may possess with respect thereto.

                  5. Except as expressly permitted or otherwise specifically provided by the Agreement or this Order, all persons and entities holding Property Interests (whether legal or equitable, secured or unsecured, matured or unmatured, contingent or non-contingent, senior or subordinated) in the Real Property prior to Closing, including, but not limited to, all debt security holders; equity security holders; governmental, tax and regulatory authorities; lenders, trade and other creditors; hereby are forever barred, estopped and permanently enjoined from asserting their Property Interests against the Purchaser, its successors or assigns, or against the Real Property.

                  6. The Purchaser hereby is granted and shall have the protections provided in section 363(m) of the Bankruptcy Code.

                  7. This Order shall be effective and enforceable immediately upon entry. The stay otherwise imposed by Bankruptcy Rule 6004(g) is waived.

                  8. The Purchaser shall not be deemed to be a successor to or of the Debtors as a result of the acquisition of the Real Property pursuant to the terms of the Agreement and this Order.

                  9. Each and every federal, state, and local governmental agency or department shall be, and hereby is, directed to accept any and all documents and instruments necessary and appropriate to consummate the Agreement, including without limitation, documents and instruments for recording in any governmental agency or department required to

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transfer the Purchaser the names and any and all other licenses or permits under the Debtors' ownership necessary for the operations that are associated with the Real Property.

                  10. The terms and provisions of the Agreement and this Order shall be binding in all respects upon, and shall inure to the benefit of the Purchaser, the Debtors, the Debtors' estates, and their successors and assigns, including any trustee that may be appointed in these cases or any superseding case under chapter 7 of the Bankruptcy Code.

                  11. The Transfer shall not be taxed under any federal, state, local municipal or other law imposing or claiming to impose a tax within the scope of section 1146(c) of the Bankruptcy Code.

                  12. The Debtors and the Purchaser are authorized and directed to take the necessary actions to consummate the transactions contemplated by the Agreement and this Order. 13. This Court shall retain jurisdiction to determine any claims, disputes or causes of action arising out of or relating to the Agreement or any of the transactions contemplated under the Agreement.

Dated: September 24, 2002                         /s/ Peter J. Walsh
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Wilmington, Delaware                           UNITED STATES BANKRUPTCY JUDGE

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